Ex. 99.1

Altitude International Names Greg Anthony as Chief Communications Officer and Company Spokesperson

PR Newswire

PORT ST. LUCIE, Fla., Feb. 2, 2021

PORT ST. LUCIE, Fla., Feb. 2, 2021 /PRNewswire/ — Altitude International Holdings, Inc. (OTCQB: “ALTD”) has announced that its President Greg Anthony has agreed to take on an expanded role in ALTD’s operations and has been named Chief Communications Officer Company Spokesperson. Anthony will be overseeing all ALTD messaging, including websites, social media platforms, media relations, marketing initiatives, and investor relations. He will also be leading ALTD’s community outreach efforts and charitable donation efforts.

“As much as I loved playing and analyzing basketball, rising to the top of the business world has always been my dream,” said Anthony. “This is a great opportunity to play more of a leading role in ALTD, and I intend to make our shareholders proud. Greg Breunich has put together an all-pro management team and an awesome foundation to build on. I look forward to what I consider to be the opportunity of a lifetime.”

ALTD CEO Greg Breunich concluded, “Greg Anthony happens to be one of those rare individuals who is super successful at everything he does. This is reflected in his championship basketball career, in his amazing run on CBS Sports, TNT, and NBA TV, and now in his parenting, as his son Cole is on his way to establishing his mark in the NBA. We are truly blessed to have Greg directing all ALTD communications, as well as being the face and the heart of our Company.”

ABOUT ALTITUDE INTERNATIONAL HOLDINGS

ALTD provides custom-built simulated altitude chambers and position-specific protocols to its clients, including an NFL franchise, Tulane University, and Woodway, a leading high-performance treadmill manufacturer. ALTD’s team of acclaimed sports scientists represent some of the world’s most accomplished in the formulation and execution of cutting-edge training techniques. ALTD chambers have contributed to documented performance improvements for its clients, including the shattering of a world cycling record at Woodway. ALTD recently signed an LOI to acquire Breunich Holdings, Inc. Greg Breunich currently serves as CEO for both Breunich Holdings and ALTD. For more information about ALTD, please visit altdint.com.

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological, and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in this press’s forward-looking statements release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.